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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 1, 2009
TLC Vision Corporation

(Exact name of registrant as specified in its charter)

New Brunswick, Canada	000-29302	980151150

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5280 Solar Drive, Suite 100, Mississuaga, Ontario		L4W 5M8

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code 636-534-2300

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On June 1, 2009, TLC Vision Corporation (the “Company”) secured from its lenders an extension to 5 p.m. (New York time) on June 5, 2009 of the previously announced limited waiver with respect to its credit facility. The credit facility, dated June 21, 2007, amended as of February 28, 2008 and March 31, 2009, provides for an $85 million term loan and a $25 million revolving credit line. As of May 31, 2009, the amount outstanding under the credit facility was approximately $100.1 million.
     The extension agreement is included in a further amendment to the limited waiver and amendment no. 2 to the credit facility, dated as of March 31, 2009 (the “Amendment No. 2 to Limited Waiver”), which, among other things, provides a limited waiver through 5 p.m. (New York time) on June 5, 2009 of defaults identified to the lenders, consents to the Company’s financing of certain insurance payments, and releases any claims the Company may have had against the lenders. The foregoing description of the Amendment No. 2 to Limited Waiver is only a summary and is qualified in its entirety by the full text of the Amendment No. 2 to Limited Waiver, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.
Item 8.01 Other Events
     On June 3, 2009, the Company issued a press release announcing the expiration of the limited waiver. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits:
10.1	Amendment No. 2 to Limited Waiver and Amendment No. 2 to Credit Agreement, dated June 1, 2009.

99.1	Press Release entitled “TLCVision Secures Extension of Credit Facility Limited Waiver” issued by TLC Vision Corporation on June 3, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TLC VISION CORPORATION
Date: June 3, 2009	By:	/s/ James J. Hyland
		Name:	James J. Hyland
		Title:	VP Investor Relations

EXHIBIT INDEX
Exhibit
10.1	Amendment No. 2 to Limited Waiver and Amendment No. 2 to Credit Agreement, dated June 1, 2009.

99.1	Press Release entitled “TLCVision Secures Extension of Credit Facility Limited Waiver” issued by TLC Vision Corporation on June 3, 2009.

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